EXHIBIT 99.1

FOR IMMEDIATE RELEASE

SELECTICA ANNOUNCES ADDITION TO BOARD OF DIRECTORS

SAN JOSE, Calif., October 17, 2003 – Selectica, Inc. (Nasdaq: SLTC), a leading provider of Interactive Selling Systems (ISS) for e-Business, today announced the addition of James R. (Jamie) Arnold, Jr. to its Board of Directors. Mr. Arnold will serve as chairman and financial expert of Selectica’s audit committee. The addition of Mr. Arnold as an independent director brings the total number of Selectica directors to six.

Mr. Arnold currently serves as Corporate Controller of Cadence Design Systems, the leading provider of electronic design technologies, methodology services and design services that had $1.3 billion in revenue in 2002. Prior to joining Cadence Design Systems, Mr. Arnold held a number of senior finance positions, including Chief Financial Officer, at Informix Corp. – now known as Ascential Software Corporation – a publicly traded software database company. From 1995 to 1997, Mr. Arnold served as Corporate Controller for Centura Software Corporation, a publicly traded software company.

Mr. Arnold worked in public accounting at Price Waterhouse LLP from 1983 to 1995, where he provided consulting and auditing services to companies in a broad array of industries including software, semiconductors, oil exploration & production, and banking.

Mr. Arnold is a Certified Public Accountant with a bachelor’s degree in finance from Delta State University in Cleveland, Mississippi and an MBA from Loyola University in New Orleans, Louisiana.

“The addition of Jamie Arnold to our Board of Directors will greatly benefit the Company,” said Stephen Bennion, EVP and Interim CEO. “Jamie brings vast expertise in financial reporting processes and internal controls and has a deep understanding of the accounting policies unique to the software industry. He also has many years of business experience in the software industry which will be of great value as we continue to build Selectica in the future.”

About Selectica, Inc.

Selectica, Inc. enables enterprises to reduce costs and enhance revenue from complex product and services offerings. Selectica solutions unify customers’ business processes to correctly configure, price, and quote offerings across multiple distribution channels. As a result, Selectica helps improve profitability by reducing process costs, optimizing pricing, eliminating rework and concessions, and avoiding high-risk business.

Selectica customers represent manufacturing and service leaders including: ABB, Aetna, Applied Bio Systems, Bell Canada, Blue Cross Blue Shield of Michigan, British Telecom, Cisco, Dell, General Electric, Fireman’s Fund Insurance Company, Hitachi, Juniper Networks, Mitel, Rockwell Automation and Tellabs. Selectica is headquartered in San Jose, CA. The company’s Web site is www.selectica.com.

The statements contained in this release that are not purely historical are forward-looking statements within the meaning of Section 21E of the Securities and Exchange Act of 1934, including statements regarding Selectica’s and its customers’ expectations, beliefs, hopes, intentions or strategies regarding the future and expectations regarding performance improvements or increases in sales attributable to Selectica’s products. All forward-looking statements included in this document are based upon information available to Selectica as of the date hereof, and Selectica assumes no obligation to update any such forward-looking statement. Actual results could differ materially from current expectations. Factors that could cause or contribute to such differences include, but are not limited to, the factors and risks discussed in Selectica’s Annual Report on Form 10-K for the fiscal year ended March 31, 2003 and in other reports filed by Selectica with the Securities and Exchange Commission.

Contact:

Tony Rossi
Investor Relations
FRB | Weber Shandwick
(310) 407-6563
trossi@webershandwick.com